Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

Robbinsville, New Jersey, October 24, 2007 – Roma Financial Corporation (NASDAQ GSM: ROMA) (the “Company”), the holding company of Roma Bank, announced today that its Board of Directors has authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its outstanding shares (excluding shares held by Roma Financial Corp. MHC, the Company’s mutual holding company), or up to 441,880 shares. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Peter A. Inverso, President and Chief Executive Officer of the Company, stated “After successfully concluding our previous repurchase program, our Board of Directors has continued to evaluate the value enhancement potential of stock repurchase programs and has concluded that a second repurchase program can provide a prudent opportunity to deploy capital.”

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.